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                                                          Exhibit 10.44


                                   AGREEMENT

     This Agreement is made and entered into as of January 1, 2000 (the "EFFECTIVE DATE"), by and between Entertainment Boulevard, Inc., a Nevada corporation with its principal place of business located at 12910 Culver Boulevard, Suite I, Los Angeles, California 90066 ("EBLD"), and Virgin Holdings, Inc., a Delaware corporation with its principal place of business located at 338 North Foothill Road, Beverly Hills, California 90210 ("VIRGIN").

     The parties hereto agree as follows:

     1.     DEFINITIONS.

            (a) "AFFILIATE" has the meaning assigned to such term in the Securities Act of 1933 and the rules and regulations promulgated thereunder.

            (b) "EBLD WEB SITES" means: (i) www.entertainmentblvd.com; (ii) www.vidnet.com; and (iii) any other Web Site owned, operated, licensed or controlled by EBLD which is hereafter approved by Virgin in writing in its sole discretion. EBLD Web Sites shall also include mirror sites, caching servers or equivalent devices whose distribution function for purposes hereunder is determined solely by actions directed at the URL's listed in the foregoing clauses (i) through and (iii).

            (c) "LABEL AFFILIATES means those entities listed on EXHIBIT A hereto, as such schedule may be amended by Virgin in its sole discretion from time to time.

            (d) "LICENSED VIDEO" means a Video that, from and after the date hereof, (i) Virgin or its Label Affiliates owns or has acquired the right to license the exhibition of and (ii) Virgin, in its sole discretion, has designated for use by EBLD solely upon the terms and subject to the conditions of this Agreement.

            (e) "STREAM" or "STREAMING" means the digital transmission solely by means of the Internet of a Video that is substantially contemporaneous with its visual and audible performance on a customer's personal computer and that does not produce a computer file embodying such performance on such customer's computer that is usable without a simultaneous active connection to the digital transmission source, other than as temporarily required to render such contemporaneous performance as in the form of a data buffer. For the avoidance of any doubt, telephone service or Internet access provided over either cable television physical plant or satellite broadcast or any other medium now known or hereafter developed capable of data transfer rates in excess of 300 kilo-bits per second is hereby excluded from this definition.

            (f) "TERM" means one year from the date hereof and includes any Renewal Term, if applicable.


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            (g) "TERRITORY" means the world, subject to the requirements of
Sections 2(b) and 6 hereof.

            (h) "USERS" means individual visitors to the EBLD Web Sites.

            (i) "VIDEO" means a moving picture comprising a soundtrack which is primarily a duplicate of a sound recording of a single musical composition synchronized with a moving picture which is primarily an accompaniment to the performance of the musical composition embodied in such sound recording.

            (j) "WEB SITE" means any specific or unique physical or logical address on that portion of the publicly available network of computer networks commonly referred to as the Internet and also known as the "World Wide Web."

     2.     GRANT OF RIGHTS.

            (a) Subject to and in accordance with the terms, conditions, restrictions and limitations contained in this Agreement, and solely to the extent of the rights of Virgin or any of its Label Affiliates, Virgin grants to EBLD, during the Term and in the Territory, a non-exclusive license, without the right to sublicense, to (i) encode in an appropriate digital format (the "DIGITAL FILE FORMAT") and transmit solely from the EBLD Web Sites using Streaming technology via the Internet, and cause to be performed on a User's personal computer solely as a result of such Streaming, each Licensed Video, and (ii) make copies of each Licensed Video only to the extent necessary to exercise its rights in clause (i) above, it being understood that such copies shall only reside on the network servers, mirror sites, caching servers, workstations or equivalent devices under the control of EBLD and not on any third-party's digital recording device (which digital recording devices include, but are not limited to the User's digital recording device, whether such a device is a personal computer or any other machine now known or hereafter invented) network servers, caching servers, or equivalent devices under the control of any Co-Branded Site (as defined below).

            (b) Notwithstanding the foregoing, with respect to any Licensed Video, the Territory shall not exceed the territories for which Virgin or any of its Label Affiliates owns or has acquired the right to license the rights granted to EBLD pursuant to this Agreement.

            (c) Not less than 60 days prior to the expiration of the Term (and each Renewal Term, if any, (as hereafter defined)), EBLD shall notify Virgin in writing that the Term (or Renewal Term, as the case may be) of this Agreement is due to expire in 60 days (a "NOTICE OF RENEWAL"). Upon receipt by Virgin of such Notice of Renewal, Virgin shall have the right to renew this Agreement for an additional one-year period (each a "RENEWAL TERM") by notifying EBLD in writing of its desire to renew this Agreement (a "RENEWAL ACCEPTANCE NOTICE") at least 30 days prior to the expiration of the Term (or Renewal Term, as the case may be). If, prior to the expiration of the Term or any Renewal Term, Virgin fails to deliver to EBLD a Renewal Acceptance Notice, EBLD shall deliver to Virgin another Notice of Renewal


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and Virgin shall have 30 days from the date of receipt of such other Notice of Renewal to deliver a Renewal Acceptance Notice. If EBLD fails to deliver to Virgin Notices of Renewal in accordance with the foregoing, Virgin shall have an unlimited time period within which to deliver to EBLD a Renewal Acceptance Notice, and any such renewal, and any payments due hereunder, shall be retroactive to the date of expiration of the Term or any Renewal Term, as the case may be.

    3.   LIMITATIONS OF RIGHTS.
         (a) EBLD may not sublicense, assign or convey to any person any rights under this Agreement including, but not limited to, the right to perform, transmit, or distribute the Licensed Videos without Virgin's prior written consent.

         (b) Nothing herein shall be construed as permitting EBLD to strip the audio portion of any Licensed Video from the video portion or to exploit in any manner the audio portion separately from the video portion.

         (c) As a condition precedent to the rights granted to EBLD hereunder, EBLD shall obtain on its own behalf: (i) valid and currently effective mechanical and synchronization copyright licenses, where applicable, for use of the copyrighted musical composition(s) embodied in the Licensed Video(s) and (ii) valid and currently effective performance licenses, where applicable, for use in Streaming the copyrighted musical composition(s) embodied in the Licensed Video(s). EBLD shall pay all fees due to any party other than Virgin and its Label Affiliates that become payable as a result of the public digital performance by EBLD of the sound recording embodied in any Licensed Video. In addition, EBLD shall become (or shall remain) a party to the American Federation of Musicians (AFM) and American Federation of Television and Radio Artists (AFTRA) collective bargaining agreements covering the creation and exploitation of the EBLD Web Sites, if applicable, and any other applicable collective bargaining agreements. In the event that EBLD does not become a member of AFM or AFTRA, it shall execute a separate agreement with Virgin or its applicable Affiliate in the form attached hereto as EXHIBIT B in order to (x) assume Virgin's and/or such Affiliate's union payment obligations under any collective bargaining agreement to which Virgin and/or such Affiliate is a party and
(y) release and indemnify Virgin and/or such Affiliate from any and all such obligations arising by reason of EBLD's use of the Licensed Videos. EBLD's failure to obtain any such licenses from the proper copyright owners or their agents, or to become or remain party to any collective bargaining agreement or to account properly thereunder, shall result in this Agreement being void with respect to such Licensed Video(s) and EBLD specifically agrees that it shall have no right to transmit, perform or cause to be performed any Licensed Video(s) embodying such unlicensed musical compositions, Virgin reserves the right, upon written notice to EBLD, to request copies of said valid and current licenses which EBLD promptly will furnish to Virgin upon said written request. EBLD shall provide Virgin copies of EBLD's relevant licenses from ASCAP, BMI and SESAC promptly after such licenses are procured.

         (d) Notwithstanding the foregoing: (i) EBLD's rights hereunder are subject to any restrictions on Virgin or its Label Affiliates with regard



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to any Licensed Video; (ii) Virgin shall not be required to grant to EBLD a license to any Video that Virgin decides to withhold in its sole discretion for any reason; (iii) Virgin shall have the right, in its sole discretion, to revoke or terminate the rights granted to EBLD in Section 2 with respect to any Licensed Video at any time by providing EBLD with written notice that henceforth such Video is not or is no longer a Licensed Video and thereafter, EBLD shall no longer be permitted to use such Video; (iv) Virgin shall have the right, in its sole discretion, to revoke or terminate the rights granted to EBLD in Section 6(c) with respect to any Co-Branded Site; and (v) Virgin, in its sole discretion, shall retain all rights to place restrictions on EBLD's use of any Licensed Video(s), including without limitation, setting a time period shorter than the Term after which any use by EBLD of any such Licensed Video(s) shall immediately, automatically and thereafter be prohibited.

         (e) The rights granted by Virgin hereunder are limited to the uses of the Licensed Video(s) in the manner described in Section 2. Any and all other rights in connection with the Licensed Video(s) are specifically reserved and may be exploited by Virgin, its Affiliates, and their designees, including without limitation: (i) all rights to exploit the Licensed Videos over or through the Internet in any manner; (ii) all rights to deliver, using a computer network, computer files embodying the Licensed Videos to a customer's personal computer, player, kiosk or other equivalent device; (iii) all rights to transmit, perform, or otherwise distribute the Licensed Video(s) using any medium or method now known or hereafter invented; and (iv) the exercise of the same rights granted to EBLD under Section 2.

         (f) Except as necessary to exercise its rights hereunder, without the prior written consent of Virgin in each case, EBLD shall not edit, change or prepare any derivative work from any Licensed Video including, without limitation, attaching any other audio-visual work to the beginning or end of, or incorporating any audio-visual work into or within, a Licensed
Video. EBLD shall not defeat, impair or alter in any way any copyright protection technology or mechanism embedded in or associated with the Licensed Videos.

         (g) EBLD shall not use any Licensed Video in any manner that Virgin, in its sole reasonable business discretion, finds offensive or injurious to its interests or the interests of any EMI Artist (as defined herein). Without limiting the foregoing, without the prior written consent of Virgin in each case, EBLD shall not use the Licensed Videos for any on-line or off-line original programming, product tie-ins, or marketing campaigns of any type or nature, including games or contests.

         (h) None of the rights granted hereunder permits EBLD to Stream or otherwise transmit any Licensed Video from any Website that is not an EBLD Web Site.

         (i) None of the rights granted hereunder permit EBLD to charge Users a fee (including, but not limited to, pay-per-view or subscription) as a condition for access to the Licensed Videos.

         (j) Without Virgin's prior written consent, which Virgin may give or withhold in its sole discretion, no advertisement shall be Streamed to a



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User (i) between the time the User activates (through a hyperlink or otherwise) a Licensed Video and the time such Licensed Video is Streamed to the User or (ii) between the time the Licensed Video ends and the Stream terminates or otherwise stops playing on the User's computer or other playback device.

                (k) In the event that Virgin determines that, in its reasonable judgment, the quality of the Streams from the EBLD Web Sites or the other exercise of EBLD's rights under Section 2(a) are below Virgin's normal quality standards for similar usages, Virgin shall notify EBLD in writing. Upon receipt of such notice, EBLD shall immediately improve such quality to Virgin's normal quality standards for similar usages.

          4.    DELIVERY AND ENCODING OF MASTER VIDEOTAPES.

                (a) Attached as EXHIBIT C is true and complete list of all Videos in EBLD's possession embodying sound recordings owned or controlled by Virgin or any of its Affiliates ("PRE-POSSESSED VIDEOS"). As soon as possible after the date hereof, Virgin will notify EBLD in writing of the Pre-Possessed Videos that are approved by Virgin as Licensed Videos hereunder; PROVIDED, that until EBLD receives such notification, EBLD shall not be entitled to Stream any Pre-Possessed Video. Virgin shall not be required to designate any Pre-Possessed Video as a Licensed Video and, if a Pre-Possessed Video is designated as a Licensed Video, such Pre-Possessed Video will be subject to the provisions of this Agreement. If after the date hereof and from time to time during the Term EBLD desires to Stream on the EBLD Web sites, in accordance with the provisions of this Agreement, any Videos embodying sound recordings owned or controlled by Virgin or any of its Affiliates ("DESIRED VIDEOS"), EBLD (i) shall deliver to Virgin a list of the Desired Videos that complies in all respects with submission guidelines provided by Virgin to EBLD and (ii) shall not be entitled to Stream any such Desired Video until it is approved in writing by Virgin as a Licensed Video (that will be subject to the provisions of this Agreement). Virgin shall not be required to approve any Desired Video as a Licensed Video and shall have the right, in its sole discretion, to place restrictions on EBLD's use of any Desired Video so approved as a Licensed Video or to revoke or terminate EBLD's rights thereto. Notwithstanding the foregoing, EBLD shall not be entitled to deliver more than one (1) list of Desired videos in any sixty
(60) day period, and no such list shall include more than one hundred fifty
(150) Desired Videos. At EBLD's request, Virgin shall deliver to EBLD a copy of any Video approved as a Licensed Video, to the extent it is readily available (a "DUPLICATE VIDEOTAPE"); PROVIDED, that promptly upon receipt of an invoice therefor, EBLD shall reimburse Virgin for all costs (including, without limitation, all dubbing, packaging and shipping costs) incurred by Virgin or any of its Affiliates in connection with the Duplicate Videotapes. As soon as commercially practicable following the commencement of the Term, Virgin will provide to EBLD, to the extent possessed by Virgin, Videos approved as Licensed Videos in accordance with this Section 4(a), digitized (the "DIGITIZED VIDEOS") in a format chosen by Virgin in its sole discretion.

                (b) EBLD shall take all precautions to safeguard all Duplicate Videotapes, Digitized Videos and Digital Video Files in its possession. EBLD shall use its best efforts to prevent any theft, unauthorized use, including, but


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not limited to copies made by EBLD's employees outside the scope of their employment, copying or duplication by others of any material furnished by Virgin.

          5.    USERS' USAGE DATA.

                (a) Virgin hereby acknowledges and agrees that EBLD owns all information concerning Users' usage of Video(s) and other customer data and information EBLD collects and retains from the use of the EBLD Web Sites (the "USAGE DATA" and, to the extent the Usage Data concerns only Licensed Videos, the "VIRGIN USAGE DATA").

                (b) Notwithstanding the foregoing, EBLD shall provide to Virgin (i) weekly reports summarizing on an aggregate basis the Usage Data, such reports to include the number of Videos and the number of Licensed Videos accessed from any EBLD Web Site, and (ii) access to the portion of any database containing the Virgin Usage Data and permission to use the Usage Data for the purpose of engaging in promotional activities.

                (c) Without Virgin's prior written consent in each and every case, EBLD shall not, under any circumstances, provide to any third party any Virgin Usage Data, except in aggregated form.

          6.    VIRGIN INTERNET LINKS.

                (a) EBLD shall place prominently on each EBLD Web Site web page that contains hyperlinks corresponding to any Licensed Video(s) hyperlinks that will permit Users to access Virgin's or its Label Affiliates' primary Web Sites as designated from time to time by Virgin. The appearance of the screen icon/button corresponding to the hyperlinks described hereunder shall occupy no less User screen area than any promotional hyperlink icon/button of similar functionality that appears on any EBLD Web page, including any other sponsor or record label's icon/button.

                (b) Except as permitted in Section 6(c), EBLD shall use its commercially reasonable efforts to prevent any third party from hyperlinking (or any equivalent technology) to the EBLD Web Sites in any manner which results in any Licensed Video appearing to perform from within or to be accessed through a web page found on such third party Web Site.

                (c) Subject to Section 6(d), EBLD shall have the right to enter into Web Site linking agreements with third parties whereby certain portions of EBLD content (excluding the Licensed Videos) are placed on such third parties' Web Sites (which Web Sites must prominently display EBLD's branding and may less prominently display such third parties' branding) and whereby viewers of such third party Web Sites must activate a hyperlink to reach a domain or sub-domain of a EBLD Web Site and, as a result, leave such third party Web Sites in their entirety, in order to view EBLD Web Site pages (a "CO-BRANDED SITE"). Such Co-Branded Sites may contain, for the purpose of viewing Licensed Videos, a hyperlink that launches into the home page of the EBLD Web Sites, or a sub-domain thereof, such hyperlink being prominently branded with the EBLD trademark (or another EBLD owned






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trademark) in addition to any branding of such third party. In no case shall a Licensed Video be directly accessible through a Co-Branded Site without conspicuously indicating that EBLD is the licensee of the Licensed Videos. Notwithstanding the foregoing, no hyperlink or icon/button nor appearance of any Licensed video displayed as a result of following hyperlinks from the Co-Branded Site to any domain within the EBLD Web Sites shall conflict with, contravene or otherwise circumvent the provisions of this Section 6 and
Section 7. Attached as Exhibit D is a true and complete list of all Co-Branded Sites as of the date hereof. EBLD shall update Exhibit D each time it adds a Co-Branded Site and deliver such revised Exhibit D to Virgin in accordance with Section 14.

                (d) Until such time as either the European Flat Licensing Fee or the Asian Flat Licensing Fee (each as hereafter defined) is paid: (i) neither EBLD nor any Co-Branded site shall market the EBLD Web Sites or the Co-Branded Sites in any manner directed to, or designed to attract Users to, the EBLD Web Sites or the Co-Branded Sites from countries outside of the United States; and (ii) EBLD shall not enter into any linking agreement with a Co-Branded site hosted on a network server, mirror site, caching server or equivalent device located outside the United States. The payment of an Additional Flat Licensing Fee (as hereafter defined) shall only remove the restrictions of this Section 6(d) for the territory to which such Additional Flat Licensing Fee applies.

          7.    TRADEMARKS, TRADE NAMES, NAMES, CREDITS, COPYRIGHT NOTICE.

                (a) Unless otherwise prohibited by contract and subject to this Section 7, Virgin grants EBLD the right to use the names of the artists (the "EMI ARTISTS") performing the Licensed Videos, solely for the purpose of designating hyperlinks corresponding to such Licensed Videos on the EBLD Web Site. In no event shall EBLD have the right to use the name of any EMI Artist other than to indicate the Licensed Videos EBLD has available. In addition, EBLD shall not use the names and likenesses of any EMI Artist in any broadcast, cable or other television or on-line or electronic advertising without the prior written consent of Virgin in each case.

                (b) Subject to the prior written consent of Virgin (which Virgin may give or withhold in its sole discretion) for each use. EBLD may use the name and logo of Virgin and any of its Label Affiliates to promote its Streaming service and the EBLD Web Site; PROVIDED, HOWEVER, that at the request of Virgin, EBLD shall cooperate with Virgin to take all necessary steps to protect Virgin's and its Label Affiliate's trademarks, tradenames, service marks, logos and other intellectual property. In addition, EBLD shall pay any costs incurred by Virgin or any of its Affiliates or otherwise associated with such use. EBLD hereby acknowledges that any goodwill arising out of any such use shall inure solely to the benefit of Virgin.

                (c) EBLD covenants that the credits for EMI Artists in connection with the Licensed Videos and in any advertising thereof in accordance with this Agreement shall appear in substantially similar size, prominence and type


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style to the size, prominence and type style used in connection with the other artists whose Videos are designated or displayed on the EBLD WEb Sites.

                (d) Simultaneously with the exhibition of each Licensed Video on the Users' computer monitor screen there shall be displayed a credit specifying: (i) the title of the musical composition featured in the Licensed Video; (ii) the title of any album that includes the performance of the musical composition featured in the Licensed Video, as designated by Virgin;
(iii) the name of the EMI Artist performing the musical composition featured in the Licensed Video as designated by Virgin; (iv) the director of the Licensed Video (if so provided by Virgin); (v) the name of the originating Label Affiliate, as designated by Virgin, on which the performance is distributed; and (vi) the required copyright notice in the following format:
"(P)[Year of first publication] [Virgin designated name]. All rights reserved."

                (e) In no event shall EBLD have the right to use the name of any EMI Artist other than in the manner provided in this Section 7.

          8. PAYMENTS. In consideration of the rights granted herein, EBLD shall pay to Virgin the fees set forth below:

                (a) A non-recoupable, non-returnable flat annual licensing fee equal to One Hundred Thousand Dollars ($100,000)(the "FLAT LICENSING FEE"), payable on the date hereof and on each anniversary of the date hereof.

                (b) Commencing on the Effective Date and for each calendar quarter during the Term, a Pro Rata Share of the Gross Receipts derived from the EBLD Web Sites (the "PRO RATA FEE"). "PRO RATA SHARE" means an amount equal to (x) twenty-five percent (25%) of Gross Receipts, MULTIPLIED BY (y) a fraction, the numerator of which is the number of transmissions from the EBLD Web Sites of Licensed Videos during the applicable calendar quarter and the denominator of which is the total number of transmissions of all Videos from the EBLD Web Sites during the same calendar quarter. "GROSS RECEIPTS" means all revenues derived by EBLD from (i) the sale of all advertising and sponsorships on the EBLD Web Sites and all Co-Branded Sites, (ii) payments from Internet service providers and (iii) payments for syndicated and/or co-branded selling and on-line franchising (less any actual and reasonable Web site linking commissions); PROVIDED, that if EBLD receives any Gross Receipts in the form of advertising inventory or other services, products or any thing of value received in lieu of cash consideration (i.e., trade or barter), the fair market value of any such inventory, products or services or any thing of value shall be included in the calculation of Gross Receipts. EBLD shall pay the Pro Rata Fee within 10 business days following the last day of each fiscal quarter, PROVIDED, that if the Pro Rata Fee payable to Virgin for any calendar quarter is less than One Hundred Dollars ($100), such fee will be carried forward until the total amount due is at least One Hundred Dollars ($100).

                (c) Beginning on EBLD's first transmission of a Licensed Video and thereafter throughout the Term from (i) a network server, mirror site, caching server or equivalent device under its dominion and control that is located in

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Canada or any European country or (ii) a EBLD Web Site resulting from a hyperlink activated by a Co-Branded Site hosted on a network server, mirror site, caching server or equivalent device located in Canada or any European country, EBLD shall pay to Virgin a non-recoupable, non-returnable annual licensing fee in addition to the Flat Licensing Fee (and the Asian Flat Licensing Fee, if applicable) equal to $75,000 (the "EUROPEAN FLAT LICENSING FEE") such fee to be payable in advance of the year to which it relates.

          (d) Prior to EBLD's first transmission of a Licensed Video from (i) a network server, mirror site, caching server or equivalent device under its dominion and control that is located in any country located in Asia or (ii) a EBLD Web Site resulting from a hyperlink activated by a Co-Branded Site hosted on a network server, mirror site, caching server or equivalent device located in any country located in Asia, EBLD shall pay to Virgin a non-recoupable, non-returnable annual licensing fee in addition to the Flat Licensing Fee (and the European Flat Licensing Fee, if applicable) such fee to be payable in advance of the year to which it relates) of $50,000 (the "ASIAN FLAT LICENSING FEE" and, together with the European Flat Licensing Fee, the "ADDITIONAL FLAT LICENSING FEES").

           (e) On the date hereof, EBLD shall make a non-recoupable, non-returnable payment to Virgin in an amount equal to $200,000 (the "RELEASE AMOUNT") as consideration for the release set forth in Section 18.

     9. OTHER CONSIDERATION. EBLD shall provide to Virgin thirty thousand (30,000) free banner impressions per month to promote EMI Artists on the EBLD Web Sites on specific Web pages as determined by Virgin in its sole discretion, which banners will be 468x60 pixels and will conform to EBLD's standard and reasonable banner advertising policies applicable to all advertisers on the EBLD Web Sites.

     10. COMMON STOCK. (a) In addition to the consideration described in Sections 8 and 9 above, on the date hereof, EBLD shall issue to Virgin 678,685 shares (the "SHARES") of common stock, par value $0.1 per share (the "COMMON STOCK"), of EBLD representing three percent (3%) of the total number of shares of capital stock of EBLD outstanding on the date hereof on a Fully Diluted Basis. For purposes hereof, the term "FULLY DILUTED BASIS" means that there are 22,622,865 shares of capital stock of EBLD issued and outstanding on the date hereof, assuming the issuance of the Shares hereunder and, subject to the next sentence, the conversion of all securities of EBLD convertible into or exercisable or exchangeable for, shares of capital stock of EBLD. The term Fully Diluted Basis does not include 4,630,000 shares of Common Stock issuable to employees of EBLD and certain EBLD investors upon conversion or exercise of options or warrants granted or issued to such employees and investors.

           (b) REGISTRATION RIGHTS. With respect to all Shares issued to Virgin hereunder, Virgin (and its Affiliates, if applicable) are hereby granted the right (and all rights related thereto) to include all or a portion of the Shares in any registration statement filed by EBLD after the date hereof, whether or not for sale for its own account (other than any registration statement to Form S-8 or Form S-4 or

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any successor forms thereto; PROVIDED, that Virgin's indemnification obligations in connection with any registration in which it participates in accordance with the rights granted hereunder shall be limited to its net proceeds in any such offering. EBLD shall (i) perform, or cause to be performed all acts and execute and deliver all agreements, amendments, instruments and other documents necessary or required to grant Virgin the rights described in this Section 10(b) and (ii) do all things, and take all actions, necessary from time to time to enable Virgin to sell the Shares without registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), pursuant to Rule 144 thereunder (as such rule may be amended form time to time) and any similar rules and regulations hereafter adopted by the Securities and Exchange Commission.

          (c) REPRESENTATIONS AND WARRANTIES OF EBLD. EBLD hereby represents and warrants to Virgin as follows:

              (i) the authorized capital stock of EBLD consists of 50,000,000 shares of Common Stock, of which 12,312,500 shares are issued and outstanding, and 1,000,000 shares of preferred stock, of which 2,000 shares are issued and outstanding.

              (ii) the Shares are validly issued, fully paid and non-assessable and are being issued in compliance with the registration and qualification requirements of all applicable federal and state securities laws:

              (iii) no form of general solicitation or general advertising was used by EBLD or its representatives in connection with the offer or sale of the Shares and, assuming the accuracy of the representation and warranty made by Virgin in Section 10(d) below, no registration of the Shares pursuant to the Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Shares;

              (iv) EBLD is not party to any agreement which is currently in effect, or by which EBLD is currently bound, granting any rights to any Person which are inconsistent with the rights granted by EBLD in this Agreement; and

              (v) no consents, approvals or authorizations of any Person are required in connection with the execution, delivery and performance of this Agreement other than those consents, approvals and/or authorizations already obtained by EBLD, copies of which have been provided to Virgin.

          (c) REPRESENTATIONS AND WARRANTIES OF VIRGIN. Virgin hereby represents and warrants to EBLD that as of the date hereof, Virgin is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act of 1933, as amended. Virgin is not acquiring the Shares with a view to a distribution or resale of any such securities in violation of any applicable securities laws.



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         11.     ACCOUNTING.

                 (a) EBLD shall maintain full, true and accurate accounts with respect to Gross Receipts received. EBLD shall account to Virgin each calendar quarter with respect to Gross Receipts received ("Quarterly Reports"). Quarterly Reports shall include the Gross Receipts received, the total number of Videos Streamed, and the total number of Licensed Videos Streamed during the corresponding quarter and the calculation of the Gross Receipts and the Pro Rata Fee. Quarterly Reports shall be delivered to Virgin within fifteen (15) days after the end of each calendar quarter for the preceding quarterly period, regardless of whether any amounts are due to Virgin. Quarterly Reports shall be delivered in a computer readable format as specified by Virgin in its reasonable, good faith, business discretion.

                 (b)     The Quarterly Reports delivered to Virgin under
Section 11(a) hereof shall be accompanied by payment of any and all amounts due to Virgin under Section 8 and this Section 11. If EBLD fails to pay any sum due to Virgin on the date for payment specified in this Agreement, in addition to such sums payable to Virgin, EBLD shall pay to Virgin (without limiting any other rights Virgin may have) an amount equal to interest of ten percent (10%) per annum on such deficiency. Any late payment plus the required interest due pursuant to this Section 11 shall not preclude or act as waiver of any other remedies permitted under this Agreement.

                 (c) EBLD will permit Virgin and/or its designated agent or agents, upon at least thirty (30) days notice to EBLD, to audit all of EBLD's applicable books and records and to make copies of portions thereof at EBLD's principal place of business, for the purpose of verifying the amounts due to Virgin by EBLD hereunder, at reasonable times during regular business hours; PROVIDED, that Virgin's audit right pursuant to this Section 11(c) shall continue, as to all unaudited periods, for two (2) years after the Term. In the event that the calculation of such amount is determined by a computer-based system, Virgin shall be permitted to examine the machine sensible data utilized by such system and the related documentation describing such system, and EBLD agrees to retain such data for at least two
(2) years after the Term. In addition, EBLD shall provide Virgin on demand a list of the title of every Video transmitted from the EBLD Web Sites. If any audit reveals any statement hereunder to be in error by more than five percent (5%), in addition to payment of the deficiency, the reasonable costs and expenses of such inspection shall be borne by EBLD.

         12.     REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                 (a) Each party to this Agreement represents and warrants to the other that (i) such party has the right, power and authority to enter into and fully perform this Agreement, to make the commitments it makes herein and to perform fully its obligations hereunder and (ii) the execution of this Agreement by such party and its performance of its obligations hereunder do not and will not violate any agreement by which such party is bound.

                 (b) EBLD represents and warrants that it has and will continue to have all necessary rights, licenses, permissions and consents in and to all underlying technology (including both hardware and software) utilized in connection with the EBLD Web Sites or as otherwise necessary in connection with the operation of the EBLD Web Sites or any of the transactions contemplated hereby and that such underlying technology does and will not infringe on any patent, copyright, trademark, trade secret or other intellectual property or proprietary right of any third party. EBLD agrees to use the Licensed Videos only in the manner contemplated hereby, in each case only to the extent authorized by Virgin. EBLD will at all times indemnify and hold harmless Virgin, its Affiliates and any licensor of Virgin or any of its Affiliates from and against any and all claims, damages, liabilities, costs and expenses (including legal expenses and reasonable counsel fees) arising out of (i) use of the Licensed Videos or (ii) any breach or claim of a breach by EBLD of any representation, warranty or agreement made by EBLD herein. EBLD will reimburse Virgin, its Affiliates and/or their respective licensors on demand for any payment made at any time after the date hereof in respect of any liability or claim in respect of which Virgin, its Affiliates and/or their respective licensors are entitled to be indemnified. Virgin shall notify EBLD of any such claim and EBLD shall have the right, at its expense, to participate in the defense thereof.

                 (c) EBLD shall, upon the establishment and availability of industry standards under the Secure Digital Music Initiative (SDMI) or any other similar standardized digital copy protection scheme for digital video or the audio portion of any digital video, only deliver to Users Streamed Licensed Videos that fully comply with such standards. EBLD shall not Stream any Licensed Videos without the inclusion of any and every ISRC code in the digital data embodied therein.

                 (d) EBLD shall use its best efforts to prevent the creation of any unauthorized copies of any Licensed Videos in any form, and shall indemnify Virgin and its Affiliates for any losses incurred by Virgin or any of its Affiliates as a result of such unauthorized use, including but not limited to, copies created by employees or contractors outside the immediate scope of their employment, Users or by any third party. If EBLD becomes aware of any unauthorized manufacture, advertising, distribution, lease, sale or other use by any third party, EBLD shall immediately notify Virgin and shall cooperate with Virgin to prevent such unauthorized use.

                 (e) If, as of the date of this Agreement, EBLD has entered into, or hereafter EBLD enters into or renews any license for the exhibition of Videos, the terms and conditions of which are more favorable to such third party than the terms and conditions applicable to Virgin as set forth in this Agreement, then such favorable terms and conditions shall, without any further action by Virgin, automatically apply to all Licensed Videos exploited by EBLD as of the date of entry into such license, and EBLD shall promptly pay to Virgin any fees due on or after such date at the amended terms. EBLD shall provide Virgin notice in writing of any such license, including its terms, no later than ten (10) days after the date of entry into such license.

                 (f) EBLD shall pay any clearances or other third party payments necessary in order for EBLD to exercise its rights hereunder. Virgin shall not be subject to any costs, fees or other charges (including, without limitation, any royalties) in respect of the creation or exhibition of any Licensed Videos or otherwise in respect of any of the provisions of this Agreement (except that Virgin shall pay any fees or royalties due to an EMI Artist and/or producer pursuant to the terms of the recording contracts entered into between Virgin (or a Label Affiliate) and such EMI Artists and/or producers).

                 (g) Virgin represents and warrants that it has and will continue to have all necessary rights, licenses, permissions and consents in and to the Licensed Videos to authorize the use by EBLD and Users hereunder. No Licensed Videos furnished to EBLD hereunder or the use of them by EBLD, if used in the manner authorized by Virgin hereunder and not in violation of any of the restrictions or limitations identified by Virgin hereunder, will violate any law or infringe upon any rights of any third party.

                 (h) EBLD shall use its best efforts to upgrade, change, or supplement the Streaming server software (or its equivalent, whether now known or hereafter developed) that is used to Stream the Licensed Videos in accordance with the terms hereunder whenever (i) the vendor of such Streaming server software has released any kind of upgrade, update, repair, patch, or any similar device or method that provides any increased protection from piracy or other unauthorized use by the Users of the Licensed Videos (including but not limited to converting Streamed delivery into usable, fixed files), (ii) industry standard copyright protection technologies (including but not limited to SDMI) become available to protect Streamed Licensed Videos from unauthorized use by the Users, or (iii) any third party software becomes available that would provide materially superior protection to the Licensed Videos from unauthorized use by the Users. Further, EBLD shall, in the event such an upgrade, supplementation, or change is made as described in the preceding sentence, immediately convert (or re-encode), as necessary at its own cost, each Licensed Video in whatever new format is required in order to use such upgraded, supplemented or changed Streaming server software and will delete each copy of the Licensed Video coded in the old format from every network server, mirror site, caching server or equivalent device where any copy of a Licensed Video resides, certifying in writing to its deletion.

                 (i) EBLD shall promptly notify Virgin of what EBLD might reasonably consider to be an infringement of the Licensed Videos, or any performance embodied thereon or any copyrights or other rights in and to the Licensed Videos by any third party (a "POTENTIAL INFRINGEMENT"). In the event of any Potential Infringement, shall have the sole right to determine whether a proceeding should be brought against any third parties. In the event that Virgin decides to take action against any such third parties, EBLD shall cooperate fully with Virgin to prosecute such action, at Virgin's expense. EBLD shall not take any action without Virgin's consent with respect to a Potential Infringement.

         13.     OWNERSHIP.

                 (a) EBLD hereby acknowledges that all Licensed Videos licensed hereunder, all performances embodied thereon and all copyrights and other rights in and to the Licensed Videos (the "OWNED PROPERTY"), as between Virgin (or its Affiliates) and EBLD, are the sole property of Virgin or its Affiliate. EBLD shall not contest, or assist others in contesting, Virgin's and/or its Affiliates' rights or interests in the Owned Property or the validity of such ownership. EBLD shall include on the EBLD Web Sites, its products and all other material produced and distributed publicly by EBLD, such copyright, trademark and other notices and credits as Virgin may from time to time require.

                 (b) EBLD represents, warrants and agrees that EBLD will not, directly or indirectly, license, transfer, assign, sell or otherwise dispose of, pledge, mortgage or in any way encumber any Licensed Videos, Duplicate Videotapes, Digital Video Files or Digitized Videos and EBLD shall similarly bind any parties dealing with such property.

                 (c) Upon the termination or expiration of the Term hereunder or with respect to termination of a specific Licensed Video, EBLD shall: (i) stop Streaming all Licensed Videos (or such specific Licensed Video); (ii) return all Duplicate Videotapes, Digital Video Files, Digitized Videos and any other media possessed by EBLD embodying the Licensed
Video(s); and (iii) EBLD shall immediately delete any computer files embodying or created by EBLD from such Duplicate Videotapes, Digital Video files, Digitized Videos and/or Licensed Video(s), whether residing on a network server, mirror site, caching server, work station or equivalent device or on any kind of backup removable media and certify to their deletion.

         14. NOTICES. Except as otherwise specifically provided herein, all notices hereunder shall be in writing and shall be given by registered or certified mail or Federal Express or similar carrier (prepaid), at the respective addresses hereinabove set forth, or such other address or addresses as may be designated by either party. Such notices shall be deemed given when mailed or delivered to a Federal Express office, except that notice of change of address shall be effective only from the date of its receipt. A copy of each notice sent to Virgin shall be sent simultaneously to Virgin Holdings, Inc., c/o EMI Recorded Music, North America, 1750 North Vine Street, Hollywood, California 90028 Attn: Robyn L. Glaser and Alasdair J. McMullan, Esq., Sr. Dir. Legal Affairs, EMI Recorded Music, North America, 1290 Avenue of the Americas, 38th Floor, New York, New York 10104. All statements and payments from EBLD to Virgin shall be addressed to Alasdair J. McMullan, Esq., at the address provided above or to such other person or at such other address hereafter designated by Virgin.

          15.     ASSIGNMENT.

                  (a) Virgin may transfer or assign, in whole or in part, this Agreement (or its rights, interests or obligations hereunder) to any Affiliate, to any person becoming an Affiliate or to any person acquiring fifty percent (50%) or more of its assets or any similar transaction, whether by stock sale, merger, share exchange, asset sale, consolidation or otherwise, and the Agreement and such rights may be assigned by any assignee thereof. Virgin may sell, transfer and convey to any person some or all of the Shares and any rights attaching to those Shares.

                 (b) EBLD shall not assign its rights hereunder in whole or in part to any person or entity, including without limitation, to any subsidiary, affiliated or controlling corporation, or to any person or entity owning or acquiring a substantial portion of the stock or assets of EBLD without the prior written approval of Virgin. Any such purported assignment shall be null and void.

         16. DEFAULT BY EBLD AND TERMINATION. The occurrence of the following events shall be deemed material breaches and defaults by EBLD hereunder:

                 (a) If EBLD breaches in any material way any representation, warranty or agreement or any other obligation in this Agreement unless such breach or failure is fully and immediately cured no later than thirty (30) days from date of notice to EBLD; except that the events described in clauses (b) through (g) of this Section 16, which are incurable;

                 (b) In the event of EBLD's dissolution or the liquidation of EBLD's assets, or the filing of a petition in bankruptcy or insolvency or for an agreement or reorganization, by, for or against EBLD, or in the event of the appointment of a receiver or a trustee for all or a portion of its property, or in the event that EBLD shall make an assignment for the benefit of creditors or commit any act for, or in, bankruptcy or become insolvent;

                 (c) If EBLD attempts to sublicense or assign any rights licensed hereunder without Virgin's prior written consent;

                 (d) If EBLD Streams all or any part of any Video that has ceased to be a Licensed Video;

                 (e) If EBLD does not fully comply with Sections 3, 6(c), 7, 10 and 13 hereof;

                 (f) If technology becomes available that permits any User to create a separate, complete and usable copy of a Licensed Video delivered to such User's personal computer by Streaming from the EBLD Web Site; and

                 (g) If EBLD sells all or substantially all of its assets; whether by stock sale, merger, share exchange, asset sale, consolidation or otherwise to any of Sony Music Entertainment, BMG Entertainment, Universal Music Group and Warner Music or their respective affiliates.

     Upon any such event, in addition to such other rights and remedies which Virgin may have at law or otherwise under this Agreement (including, without limitation, the right to enforce performance hereof, including specific performance). Virgin shall have the right to terminate this Agreement and all rights granted hereunder shall forthwith revert to Virgin or its Affiliates, and EBLD may not thereafter exhibit any Licensed Videos. Notwithstanding any such termination, this Section 16 and Sections 12(b), 13(c), 17, 18 and 19(a)-(f) shall remain in full force and effect.

         17. CONFIDENTIALITY. This Agreement and its provisions are confidential and shall not be disclosed (except to the extent such disclosure is required by law to be disclosed or this Agreement becomes generally available to the public other than as a result of a disclosure in violation of this Agreement) either in whole or in part, to any third party. All information about the development of the EBLD Web Sites disclosed in writing to Virgin, its officers, directors, employees and/or agents shall be treated as confidential.

         18. RELEASE. Upon the timely payment by EBLD of the Release Amount as set forth in Section 8(e), Virgin, and each of its current and former respective officers, directors, shareholders, subsidiaries, Affiliates, predecessors, and successors-in-interest shall automatically (and without further action required by them) release, remise, and forever discharge ("RELEASE") EBLD and each of its current or former officers, directors, shareholders, subsidiaries, predecessors and successors-in-interest from any claims by Virgin or any of its Affiliates relating to EBLD's unauthorized use of Videos embodying sound recordings owned or controlled by Virgin or any of its Affiliates prior to the Effective Date of this Agreement. EBLD, and each of its current and former respective officers, directors, shareholders, subsidiaries, affiliates, predecessors, and successors-in-interest do hereby Release Virgin, its Affiliates and each of their current or former officers, directors, shareholders, subsidiaries, predecessors and successors-in-interest from any claim arising prior to the Effective Date of the Agreement.

         19.     MISCELLANEOUS.

                 (a) This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or terminated except by an instrument signed by an officer of Virgin and an officer of EBLD. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

                 (b) This Agreement shall be deemed entered into the State of New York, and the validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, with respect to the determination of any claim, dispute or disagreement which may arise out of the interpretation, performance, or breach of this Agreement. Any process in any action or proceeding commenced in the courts of the State of New York or elsewhere arising out of any such claim, dispute or disagreement, may among other methods, be served in the manner set forth in
Section 14 hereof, Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of New York or the jurisdiction in which such action or proceeding may be commended.

                 (c) So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their respective affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, and without consulting with the other parties as to the content of such press release or other announcement.

                 (d) The parties hereto are sophisticated and have had the opportunity to be represented by lawyers throughout the negotiation of this Agreement. As a consequence, the parties do not believe that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive their effects.

                 (e) This Agreement shall not become effective until executed by the parties hereto.

                 (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

ACCEPTED AND AGREED:

Entertainment Boulevard, Inc.          Virgin Holdings, Inc.


By: /s/ [ILLEGIBLE]                    By:
   -------------------------------        --------------------------------

Title: CEO                             Title:
      ----------------------------           -----------------------------

ACCEPTED AND AGREED:

Entertainment Boulevard, Inc.          Virgin Holdings, Inc.


By:                                    By:  /s/ [ILLEGIBLE]
   -------------------------------        --------------------------------

Title:                                 Title:  Vice President
      ----------------------------           -----------------------------

                                  EXHIBIT A

                              LABEL AFFILIATES

                              Capitol Records
                              Virgin Records
                            Blue Note Records
                            Capitol Nashville
                                EMI Latin
                        EMI Christian Music Group
                                 Metro Blue
                                 Hemisphere
                                EMI Records
                                SBK Records
                              Liberty Records
                              The Right Stuff
                             Chrysalis Records
                               Angel Records
                                  Narada
                               Higher Octave

                                      EXHIBIT B

       ASSUMPTION AGREEMENT COVERING THE TRANSFER OF RIGHTS OF PRODUCTS COVERED
                        BY THE PHONOGRAPH RECORD LABOR AGREEMENT

     1. GENERAL. The undersigned. Entertainment Boulevard, Inc., with its principal place of business located at 12910 Culver Boulevard, Suite 1, Los Angeles, California 90066, herein for convenience referred to as the "Licensee", hereby agrees with Virgin Holdings, Inc., herein for convenience referred to as the "Company", that each Licensed Video (as that term is defined in the Agreement between the Licensee and that Company dated as of January 1, 2000) (the "VIDEOS") are produced from master records containing music performed or conducted by musicians covered under one or more Phonograph Record Labor Agreements.

     2. OBLIGATIONS OF THE LICENSEE UNDER THIS AGREEMENT. The Licensee hereby assumes all of the Company's obligations under the Phonograph Record Labor Agreement with respect to the Videos, as follows:

          (a) With respect to the use of one or more Videos for any purpose set forth in the Phonograph Record Labor Agreement, the Licensee will comply with all of the payment, reporting, and audit requirements of the applicable Phonograph Record Labor Agreement, the Phonograph Record Manufacturers' Special Payment Fund Agreement and Phonograph Record Trust Agreement.

          (b) With respect to the use of one or more Videos for a purpose not covered under the Phonograph Record Labor Agreement (also known as a "new use"), the Licensee will pay to all musicians who rendered services in the recording of the Phonograph Record an amount equal to all payments (including, without limitation, pension contributions, but excluding health and welfare contributions) that would be required under the AFM agreement that would then apply if the recording were originally made for the purpose set forth under that agreement.

The rights of the Licensee to use such Videos shall be subject to and conditioned upon compliance with the terms and conditions of this paragraph 2, and the Federation (acting on behalf of any affected musician) and the Funds shall be entitled to seek injunctive relief and damages against the Licensee in the event the Licensee does not comply with the terms of this paragraph 2.

     3. LIMITATION OF LICENSEE'S LIABILITY. The Licensee's obligations with respect to the Videos set forth in paragraph 1 are limited to those obligations set forth in paragraph 2, and in no event shall the Licensee be deemed, solely as a result of having executed this assumption agreement, to have any other obligation under and Federation agreement or to be a signatory to any Federation agreement. In addition, the Licensee's obligations with respect to the Videos are limited to those rights actually acquired by the Licensee and only for so long as it holds such rights except to the extent that it transfers those rights to another party in which case it shall retain liability unless it obtains an assumption agreement from such party in substantially the same form as this assumption agreement.

                                  EXHIBIT C

                       LIST OF PRE-POSSESSED VIDEOS



LABEL                ARTIST                 TITLE
-----                ------                 -----
Capitol Nashville    Trace Adkins           (This Ain't) No Thinkin' Thing

Capitol Nashville    John Berry             Better than A Biscuit

Capitol Nashville    The Ranch              Clutterbilly

Capitol Nashville    Deana Carter           Count Me In

Capitol Nashville    Deana Carter           Did I Shave My Legs For This

Capitol Nashville    River Road             I Broke It, I'll Fix It

Capitol Nashville    Tanya Tucker           Little Things

Capitol Nashville    Trace Adkins           Lonely Won't Leave Me Alone

Capitol Nashville    River Road             Nickajack

Capitol Nashville    Dean Miller            Nowhere USA

Capitol Nashville    Billy Dean             Real Man

Capitol Nashville    Emilio                 She Gives

Capitol Nashville    Trace Adkins           The Rest of Mine

Capitol Records      Scream 2 Soundtrack    30 Second Spot

Capitol Records      Scream 2 Soundtrack    30 Second Spot

Capitol Records      Deana Carter           Absence Of The Heart

Capitol Records      Meredith Brooks        Bitch

Capitol Records      The Dandy Warhols      Boys Better

Capitol Records      Bran Van 3000          Drinking in L.A.

Capitol Records      Duran Duran            Behind The Scenes

Capitol Records      Geri Halliwell         Behind The Scenes

Capitol Records      Everclear              I will Bu You A New Life

Capitol Records      The Delevanics         I'm Your Man

Capitol Records      Garth Brooks           It's Your Song

Capitol Records      Radiohead              Karma Police

Capitol Records      Geri Halliwell         Look At Me

Capitol Records      Radiohead              Paranoid Android

Capitol Records      Duran Duran            Rio



Capitol Records      Marcy Playground       Sex & Candy

Capitol Records      Collective Soul        She Said

Capitol Records      Garth Brooks           Tearin' It Up (And Burnin' It Down)

Capitol Records      Chris Le Doux          This Cowboys Hat

Capitol Records      Lila McCann            To Get Me To You

Capitol Records      Steven Wariner         Two Teardrops

Capitol Records      The Ranch              Walkin' The Country

Capitol Records      Meredith Brooks        What Would Happen

Capitol Records      Deana Carter           You Still Shake Me

Capitol Records      Susan Ashton           You're Luck I Love You

Capitol Records      Tracie Spencer         It's All About You (Not About Me)

Capitol Records      Tracie Spencer         Behind the Scenes

Capitol Records      Stretch Princess       Sorry (Teaching Mrs. Tingle Movie Version)

Capitol Records      Megadeth               Crush 'Em

Capitol Records      Megadeth               Behind The Scenes

Capitol Records      Meredith Brooks        Behind The Scenes

Capitol Records      Meredith Brooks feat.  Lay Down (Candles In The Rain)
                     Queen Latifah

Capitol Records      Tracie Spencer          Still In My Heart

Capitol Records      Deana Carter            Angels Working Overtime

Capitol Records      Chris Ledoux feat. Jon  Bang A Drum
Nashville            Bon Jovi

Capitol Records      Chris Ledoux            Behind The Scenes
Nashville

Capitol Records      Chris LeDoux            Life Is A Highway
Nashville

Capitol Records      Suzy Bogguss            Nobody Love, Nobody Gets Hurt
Nashville

Chrysalis/EMI        Sinead O'Connor         This Is To Mother You

EMI Gospel           Montreal Darrett        Free

EMI Records          Boogiemonsters          Beginning Of The End

EMI Records          Blessed Union of Souls  I Wanna Be There

EMI Records          Anne Murray             Let There Be Love

EMI Records          Anne Murray             Behind The Scenes


Virgin Records       Janet Jackson           Every Time

Virgin Records       Gangstarr               Full Clip

Virgin Records       Ideal                   Get Gone

Virgin Records       Shiro                   Good Love

Virgin Records       Luther Vandross         I Know

Virgin Records       Luther Vandross         I Know (remix)

Virgin Records       Brigette McWilliams     Morning

Virgin Records       Rayvon                  Stallion Ride

Virgin Records       Julie Reeves            Trouble Is A Woman

Virgin Records       Jerry Kilgore           Love Trip

Virgin Records       D'Angelo                Left & Right

Virgin Records       D'Angelo                United (How Does It Feel)

Virgin Records       Tina Turner             When the Heartache Is Over

Virgin Records       Scritti Politti         Boodiedown to Tinseltown

Virgin Records       Do or Die               Playa Like Me and You

Virgin Records       Do or Die               Po Pimp

Virgin Records       Gangstarr               You Know My Steez

Virgin Records       Gang Starr feat. Total  Discipline

Virgin Records       Brigette McWilliams     Fire

Virgin Records       Julie Reeves            Its About Time
Nashville

                                  EXHIBIT D

                         LIFT OF CO-BRANDED SITES

Alloy.com
Bolt.com
Checkout.com
Dimensionmusic.com
GO Broadcast
Road Runner
Scour.net
Sonique.com
Synge.com
Wall Of Sound